UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2020

HGR Liquidating Trust
__________________________________
Exact name of registrant as specified in its charter)

Maryland	000-53964	85-6328984
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
         Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry Into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 21, 2020, HGR Liquidating Trust, (the “Company”) entered into a loan agreement with Hines Interests Limited Partnership (“Hines”) with a maximum principal amount of $35.0 million. Interest on each advance is charged monthly at a variable rate, which is Hines’ then-current borrowing rate under its revolving credit facility (the “Hines Credit Facility”). However, (i) in the event of a replacement or a refinancing of the Hines Credit Facility, interest on each advance will be charged at the rate at which Hines may then borrow funds pursuant to any such new credit facility; or (ii) if the Hines Credit Facility is terminated, the same interest rate paid by Hines under the Hines Credit Facility immediately prior to such termination. Each advance under the loan agreement must be repaid within six months, subject to one six-month extension at the option of the Company and subject to the satisfaction of certain conditions. The Company may borrow amounts pursuant to the loan agreement from time to time for working capital and general corporate purposes.

On September 23, 2020, the Company borrowed $6.0 million under the loan agreement to fund its working capital needs.

The loan agreement will terminate on the earlier of (i) the termination of the availability period as determined by Hines at its discretion (which will not impact the maturity date of any outstanding or previously approved advance under the loan agreement); (ii) March 31, 2021, subject to one or more 6-month extensions; and (iii) the date Hines accelerates the repayment of the loan agreement pursuant to any event of default.

The loan agreement also permits voluntary prepayment of the principal balance and accrued interest.

The loan agreement requires the maintenance of certain financial covenants, which include covenants concerning indebtedness to total asset value. In addition, the loan agreement contains customary affirmative and negative covenants, which, among other things, prohibit the Company from: (i) merging with other companies or converting into another entity; (ii) amending its organizational documents in any material respect that would adversely affect the Company’s obligations under the loan agreement; and (iii) if in default under the loan agreement, paying distributions to unitholders. The loan agreement also requires the Company to deliver to Hines certain annual financial information.

The loan agreement contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the loan agreement, Hines may accelerate the repayment of amounts outstanding under the loan agreement and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HGR Liquidating Trust

September 25, 2020	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Financial Officer

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